Alliance International Fund, Inc.
811-03130
Exhibit 77M

AGREEMENT AND PLAN OF ACQUISITION AND LIQUIDATION
AS OF APRIL 4, 2002

This Agreement and Plan of Acquisition and Liquidation (the "Plan") is made as of this 4th day of April, 2002, by and between the AllianceBernstein International Value Fund of AllianceBernstein Trust, a Massachusetts business trust ("ABT Value"), and Alliance International Fund, a Massachusetts business trust (the "Acquired Fund").
WHEREAS, ABT Value and the Acquired Fund are open-end management investment companies registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act");
WHEREAS, the parties desire that ABT Value acquire the assets and assume the liabilities of the Acquired Fund in exchange for shares of equal net asset value of ABT Value and the distribution of such shares of ABT Value to the shareholders of the Acquired Fund (the "Acquisition") and that the Acquired Fund thereafter liquidate and dissolve; and WHEREAS, the parties intend that the Acquisition qualify as a "reorganization" within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that with respect to the Acquisition, ABT Value and the Acquired Fund will each be a "party to a reorganization" within the meaning of section 368(b) of the Code;
Now, therefore, ABT Value and the Acquired Fund agree as follows:
1. Definitions.
In addition to the terms elsewhere defined herein, each of the following terms shall have the meaning indicated for that term as follows:

1933 Act
Securities Act of 1933, as amended.

1934 Act
Securities Exchange Act of 1934, as amended.

Assets
All assets of any kind and all interests, rights, privileges and powers of or attributable to the Acquired Fund or any class of the Acquired Fund's shares, as appropriate, at the Effective Time
(or, for purposes of Section 4(d) hereof, the time of delivery of the list referred to therein), whether or not determinable at the appropriate Effective Time and wherever located, including, without limitation, all cash, cash equivalents, securities, claims (whether absolute or contingent, known or unknown, accrued or unaccrued or conditional or unmatured), contract rights and receivables (including dividend and interest receivables) owned by the Acquired Fund or attributable to any class of the Acquired Fund's shares and any deferred or prepaid expense shown as an asset on the Acquired Fund's books.

Closing Date
Such date prior to December 31, 2002 as the parties agree to.

Effective Time
5:00 p.m. Eastern time on the Closing Date, or such other time as the parties may agree to in writing.

Financial Statements
The audited financial statements of the relevant Fund for its most recently completed fiscal year and, if applicable, the unaudited financial statements of that Fund for its most recently completed semi-annual period.

Fund
ABT Value and/or the Acquired Fund, as the case may be.

Liabilities
All liabilities of the Acquired Fund or any class thereof, whether known or unknown, accrued or unaccrued, absolute or contingent or conditional or unmatured.

N-14 Registration Statement
The Registration Statement of AllianceBernstein Trust ("AB Trust") on Form N-14 under the 1940 Act that will register the shares of ABT Value to be issued in the Acquisition and will include the proxy materials necessary for the shareholders of the Acquired Fund to approve the Acquisition.

Valuation Time
The time on the Closing Date, or the business day immediately preceding the Closing Date if the Closing Date is not a business day or such other date as the parties may agree to in writing, when for purposes of the Plan
ABT Value determines its net asset value per share and the Acquired Fund determines the net value of the Assets.

2. Regulatory Filing.
ABT Value shall promptly prepare and file the N-14 Registration
Statement with the SEC, and ABT Value and the Acquired Fund also shall make any other required or appropriate filings with respect to the actions contemplated hereby.
3. Shareholder Action.
As soon as practicable after the effective date of the N-14
Registration Statement, the Acquired Fund shall hold a shareholder meeting to consider and approve the Acquisition and this Plan, and such other matters as the Board of Trustees of the Acquired Fund may determine. Such approval by the shareholders of the Acquired Fund shall, to the extent necessary to permit the consummation of the transactions contemplated herein without violating any investment objective, policy or restriction of the Acquired Fund, be deemed to constitute approval by the shareholders of a temporary amendment of any investment objective, policy or restriction that would otherwise be inconsistent with or violated upon the consummation of such transactions solely for the purpose of consummating such transactions.
4. Transfer of the Acquired Fund's Assets.  ABT Value and the
Acquired Fund shall take the following steps with respect to the Acquisition, as applicable:
(a) On or prior to the Closing Date, the Acquired Fund shall pay or provide for the payment of all of the Liabilities, expenses, costs and charges of or attributable to the Acquired Fund that are known to the Acquired Fund and that are due and payable prior to or as of the Closing Date.
(b) Prior to the Effective Time, the Acquired Fund shall declare and pay to its shareholders on its normal monthly schedule a dividend and/or other distribution in an amount such that it will have distributed substantially all of its theretofore undistributed investment company taxable income, if any (as defined in Code section
852), and net capital gain, if any (as defined in Code section 1222).
(c) Within a reasonable time prior to the Closing Date, the Acquired Fund shall provide, if requested, a list of the Assets to ABT
Value. The Acquired Fund may sell any Asset on such list prior to the Effective Time. After the Acquired Fund provides such list, the Acquired Fund will not acquire any additional securities or permit to exist any encumbrances, rights, restrictions or claims not reflected on such list, without the approval of ABT Value. Within a reasonable time after receipt of the list and prior to the Closing Date, ABT Value will advise the Acquired Fund in writing of any investments shown on the list that ABT Value has determined to be inconsistent with its investment objective, policies and restrictions. The Acquired Fund will dispose of any such securities prior to the Closing Date to the extent practicable and consistent with applicable legal requirements, including the Acquired Fund's investment objectives, policies and restrictions. In addition, if ABT Value determines that, as a result of the Acquisition, ABT Value would own an aggregate amount of an investment that would exceed a percentage limitation applicable to ABT
Value, ABT Value will advise the Acquired Fund in writing of any such limitation and the Acquired Fund shall dispose of a sufficient amount of such investment as may be necessary to avoid the limitation as of the Effective Time, to the extent practicable and consistent with applicable legal requirements, including the Acquired Fund's investment objectives, policies and restrictions.
(d) The Acquired Fund shall assign, transfer, deliver and convey the Assets to ABT Value at the Effective Time on the following basis:
(1) ABT Value shall simultaneously issue and deliver to the Acquired Fund that number of full and fractional shares of beneficial interest of each class of ABT Value, rounded to the third decimal place or such other decimal place as the parties may agree to in writing, determined by dividing the value of the Assets less the Liabilities attributable to a class of the Acquired Fund by the net asset value per share of the corresponding class of ABT Value.
(2) The net asset value of the shares of ABT Value to be delivered to the Acquired Fund shall be determined as of the Valuation Time in accordance with ABT Value's then applicable valuation procedures, and for this purpose, the net value of the Assets to be conveyed to ABT Value shall be determined as of the Valuation Time in accordance with the then applicable valuation procedures of ABT Value.
(3) The Acquired Fund shall deliver the Assets with good and marketable title to the custodian for the account of ABT
Value. All cash shall be transferred in the form of immediately available funds payable to the order of ABT Value's custodian.
(e) Promptly after the Closing Date, the Acquired Fund will deliver to ABT Value a Statement of Assets and Liabilities of the Acquired Fund as of the Closing Date.
5. Liquidation and Dissolution of the Acquired Fund, Registration of
Shares of ABT Value and Access to Records. The Acquired Fund and ABT Value also shall take the following steps, as applicable:
(a) At or as soon as reasonably practical after the Effective
Time, the Acquired Fund shall liquidate and dissolve by transferring to shareholders of record of each class of the Acquired Fund full and fractional shares of beneficial interest of the corresponding class of ABT Value equal in value to the shares of the class of the Acquired
Fund held by the shareholder. Each shareholder also shall have the right to receive any unpaid dividends or other distributions that the Acquired Fund declared with respect to the class of the Acquired Fund's shares held by the shareholder before the Effective Time. ABT Value shall record on its books the ownership by the Acquired Fund's shareholders of ABT Value shares so transferred to such shareholders and the Acquired Fund shall simultaneously redeem and cancel on its books all of the issued and outstanding shares of each class of the Acquired Fund. ABT Value shall issue certificates representing ABT
Value shares in accordance with the then current ABT Value prospectus; provided, however, that ABT Value shall not issue certificates representing ABT Value shares to replace certificates representing
Acquired Fund shares unless the Acquired Fund share certificates are first surrendered to ABT Value. Following distribution by the Acquired
Fund to its shareholders of all of the shares of ABT Value delivered to the Acquired Fund, the Acquired Fund shall wind up its affairs and shall take all steps as are necessary and proper to dissolve as soon as is reasonably possible after the Effective Time.
(b) At and after the Closing Date, the Acquired Fund shall provide ABT Value and its transfer agent with immediate access to: (i) all records containing the names, addresses and taxpayer identification numbers of all of the Acquired Fund's shareholders and the number and percentage ownership of the outstanding shares of each class of the Acquired Fund owned by shareholders as of the Effective Time, and (ii) all original documentation (including all applicable Internal Revenue
Service forms, certificates, certifications and correspondence) relating to the Acquired Fund shareholders' taxpayer identification numbers and their liability for or exemption from back-up withholding.
The Acquired Fund shall preserve and maintain, or shall direct its service providers to preserve and maintain, records with respect to the Acquired Fund as required by Section 31 of, and Rules 31a-1 and 31a-2 under, the 1940 Act.
6. Certain Representations and Warranties of the Acquired Fund.  The
Acquired Fund represents and warrants to ABT Value as follows:
(a) The Acquired Fund is duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the power to own all of its properties and assets and to carry out its obligations under this Plan. The Board of Trustees of the Acquired
Fund duly established and designated each class of the Acquired Fund as a class of the Acquired Fund. The Acquired Fund is registered with the SEC as an open-end management investment company under the 1940 Act, and such registration will be in full force and effect as of the Effective Time.
(b) The Acquired Fund has the power and all necessary federal, state and local qualifications and authorizations to own all the Assets, to carry on its business, to enter into this Plan and to consummate the transactions contemplated herein.
(c) The Trustees of the Acquired Fund have duly authorized the execution and delivery of this Plan and the transactions contemplated herein. Duly authorized officers of the Acquired Fund have executed and delivered the Plan. Assuming that the Plan has been duly authorized and executed by AB Trust on behalf of ABT Value, the Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Plan does not, and, subject to the approval of its shareholders referred to in
Section 3 hereof, the consummation of the transactions contemplated by this Plan will not, violate the Acquired Fund's Agreement and Declaration of Trust, its By-Laws or any material agreement to which the Acquired Fund is subject. Except for the approval of its shareholders, the Acquired Fund does not need to take any other action to authorize its officers to effectuate this Plan and the transactions contemplated herein.
(d) The Acquired Fund has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the
Code, in respect of each taxable year since the commencement of its operations and will continue to qualify as a regulated investment company thereunder for its taxable year ending upon its liquidation.
(e) The information pertaining to the Acquired Fund included within the N-14 Registration Statement when filed with the SEC, when
Part A of the N-14 Registration Statement is distributed to shareholders, at the time of the shareholder meeting of the Acquired
Fund for approval of the Acquisition and at the Effective Time shall
(i) comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.
(f) The Acquired Fund has duly authorized and validly issued all of its issued and outstanding shares of beneficial interest, and all such shares are fully paid and non-assessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. There are no outstanding options, warrants or other rights to subscribe for or purchase any of the shares of the Acquired Fund, nor are there any securities convertible into shares of the Acquired Fund.
(g) Except as contemplated herein, the Acquired Fund shall operate its business in the ordinary course between the date hereof and the Effective Time. Such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions referred to in Section 4(b) hereof.
(h) At the Effective Time, the Acquired Fund will have good and marketable title to the Assets and full right, power and authority to assign, transfer, deliver and convey the Assets.
(i) The Financial Statements of the Acquired Fund, a copy of which has been previously delivered to ABT Value, fairly present the financial position of the Acquired Fund as of the Acquired Fund's most recent fiscal year-end and, if applicable, as of the most recently completed semi-annual period and the results of the Acquired Fund's operations and changes in the Acquired Fund's net assets for the periods indicated.
(j) To the knowledge of the Acquired Fund, the Acquired Fund has no liabilities, whether or not determined or determinable, other than the Liabilities disclosed or provided for in its Financial
Statements or Liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statement referencing Liabilities.
(k) The Acquired Fund does not know of any claims, actions, suits, investigations or proceedings of any type pending or threatened against the Acquired Fund. There are no facts that the Acquired Fund has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against the Acquired Fund. The Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, or the Assets or its ability to consummate the transactions contemplated by the Plan.
(l) Except for agreements entered into or granted in the ordinary course of its business, in each case under which no material default exists, the Acquired Fund is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever.
(m) The Acquired Fund has filed its federal income tax returns, copies of which have been previously made available to ABT Value, for all taxable years for which such returns are due and has paid all taxes payable pursuant to such returns. No such return is currently under audit and no unpaid assessment has been asserted with respect to such returns. The Acquired Fund will timely file its federal income tax return for each subsequent taxable year including its current taxable year.
(n) Since the date of the Financial Statements of the Acquired
Fund, there has been no material adverse change in its financial condition, results of operations, business or Assets. For this purpose, negative investment performance shall not be considered a material adverse change.
7. Certain Representations and Warranties of ABT Value. AB Trust, on behalf of ABT Value, represents and warrants to the Acquired Fund as follows:
(a) AB Trust is duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The
Trustees of AB Trust duly established and designated ABT Value as a series of AB Trust and each class of shares of ABT Value as a class of ABT Value. AB Trust is registered with the SEC as an open-end management investment company under the 1940 Act, and such registration will be in full force and effect as of the Effective Time.
(b) On behalf of ABT Value, AB Trust has the power and all necessary federal, state and local qualifications and authorizations to own all of its assets, to carry on its business, to enter into this Plan and to consummate the transactions contemplated herein.
(c) On behalf of ABT Value, the Trustees of AB Trust have duly authorized execution and delivery of this Plan and the transactions contemplated herein. Duly authorized officers of AB Trust have executed and delivered the Plan. Assuming that the Plan has been duly authorized and executed by the Acquired Fund, the Plan represents a valid and binding contract, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated by this Plan will not, violate the Agreement and Declaration of Trust of AB Trust, its By-Laws or any material agreement to which ABT Value is subject. AB Trust does not need to take any other action to authorize its officers to effectuate the Plan and the transactions contemplated herein.
(d) ABT Value has qualified as a regulated investment company under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code in respect of each taxable year since the commencement of its operations and qualifies and will continue to qualify as a regulated investment company thereunder for its current taxable year.
(e) The N-14 Registration Statement, when filed with the SEC, when Part A of the N-14 Registration Statement is distributed to shareholders, at the time of the shareholder meeting of the Acquired
Fund for the approval of the Acquisition and at the Effective Time, insofar as it relates to ABT Value shall (i) comply in all material respects with the applicable provisions of the 1933 Act, the 1934 Act and the 1940 Act, and the rules and regulations thereunder and applicable state securities laws, and (ii) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.
(f) On behalf of ABT Value, AB Trust has duly authorized and validly issued all of the issued and outstanding shares of beneficial interest of ABT Value, and all such shares are fully paid and non-assessable and were offered for sale and sold in conformity with the registration requirements of all applicable federal and state securities laws. AB Trust has duly authorized shares of ABT Value to be issued and delivered to the Acquired Fund as of the Effective Time.
When issued and delivered, such shares of ABT Value shall be validly issued, fully paid and non-assessable, and no shareholder of ABT Value shall have any preemptive right of subscription or purchase in respect of any such share. There are no outstanding options, warrants or other rights to subscribe for or purchase any shares of ABT Value, nor are there any securities convertible into shares of ABT Value.
(g) ABT Value does not know of any claims, actions, suits, investigations or proceedings of any type pending or threatened against ABT Value. There are no facts that ABT Value currently has reason to believe are likely to form the basis for the institution of any such claim, action, suit, investigation or proceeding against ABT Value.
ABT Value is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that adversely affects, or is reasonably likely to adversely affect, its financial condition, results of operations, its assets or its ability to consummate the transactions contemplated by the Plan.
(h) Except for agreements entered into or granted in the ordinary course of its business, in each case under which no material default exists, ABT Value is not a party to or subject to any material contract, debt instrument, employee benefit plan, lease, franchise, license or permit of any kind or nature whatsoever.
(i) AB Trust has filed its federal income tax returns, copies of which have been previously made available to the Acquired Fund, for all taxable years for which such returns are due and has paid all taxes payable pursuant to such returns. No such return is currently under audit and no unpaid assessment has been asserted with respect to such returns. AB Trust will timely file its federal income tax return for each subsequent taxable year including its current taxable year.
(j) Since the date of the Financial Statements of ABT Value, there has been no material adverse change in its financial condition, results of operations, business or assets. Negative investment performance shall not be considered a material adverse change.
8. Conditions to the Obligations of ABT Value and the Acquired Fund.
The obligations of ABT Value and the Acquired Fund with respect to the Acquisition shall be subject to the following conditions precedent:
(a) The shareholders of the Acquired Fund shall have approved the Acquisition in the manner required by the Agreement and Declaration of Trust of the Acquired Fund, its By-Laws and applicable law. If shareholders of the Acquired Fund fail to approve the Acquisition, that failure shall release the Funds of their obligations under this Plan.
(b) ABT Value and the Acquired Fund shall have delivered to the other party a certificate dated as of the Closing Date and executed in its name by its President in a form reasonably satisfactory to the receiving party, stating that the representations and warranties of ABT
Value or the Acquired Fund, as applicable, in this Plan that apply to the Acquisition are true and correct in all material respects at and as of the Valuation Time.
(c) AB Trust, on behalf of ABT Value, and the Acquired Fund shall have performed and complied in all material respects with each of its representations and warranties required by this Plan to be performed or complied with by it prior to or at the Valuation Time and the Effective Time.
(d) There has been no material adverse change in the financial condition, results of operations, business, properties or assets of the Acquired Fund or ABT Value since April 4, 2002. Negative investment performance shall not be considered a material adverse change.
(e) ABT Value and the Acquired Fund shall have received an opinion of Ropes & Gray, in form and substance reasonably satisfactory to each of them, based in part upon factual representations made in certificates provided by the Funds, their affiliates and/or principal shareholders and dated as of the Closing Date, and upon assumptions stated therein, substantially to the effect that, for federal income tax purposes:
(1) the Acquisition will constitute a "reorganization" within the meaning of section 368(a) of the Code and that ABT
Value and the Acquired Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code;
(2) each shareholder of the Acquired Fund will recognize no gain or loss on such shareholder's receipt of shares of ABT
Value (including any fractional share to which the shareholder may be entitled) in exchange for the shareholder's shares of the Acquired Fund in connection with the Acquisition;
(3) neither the Acquired Fund nor ABT Value will recognize any gain or loss upon the transfer of all of the Assets to ABT Value in exchange for shares of ABT Value and the assumption by ABT Value of the Liabilities pursuant to this Plan or upon the distribution of shares of ABT Value to shareholders of the Acquired Fund in exchange for their respective shares of Acquired Fund;
(4) the tax basis of the Assets acquired by ABT Value will be the same as the tax basis that the Acquired Fund had in such Assets immediately prior to the Acquisition;
(5) the holding period of the Assets acquired by ABT
Value will include the respective holding periods for which the Assets were held by the Acquired Fund immediately prior to the Acquisition;
(6) the aggregate tax basis of ABT Value shares received in connection with the Acquisition by each shareholder of the Acquired Fund (including any fractional share to which the shareholder may be entitled) will be the same as the aggregate tax basis of the shares of the Acquired Fund surrendered in exchange therefor;
(7) the holding period of ABT Value shares received in connection with the Acquisition by each shareholder of the Acquired Fund (including any fractional share to which the shareholder may be entitled) will include the holding period of the shares of the Acquired Fund surrendered in exchange therefor, provided that such Acquired Fund shares constitute capital assets in the hands of the shareholder as of the Closing Date; and
(8) ABT Value will succeed to the capital loss carryovers of the Acquired Fund, if any, under Section 381 of the Code, but the use by ABT Value of any such capital loss carryovers (and of capital loss carryovers of ABT Value) may be subject to limitation under section 383 of the Code.
(f) The N-14 Registration Statement shall have become effective under the 1933 Act as to the shares of ABT Value, and the SEC shall not have instituted and to the knowledge of ABT Value is not contemplating instituting, any stop order suspending the effectiveness of the N-14 Registration Statement.
(g) No action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, the Acquisition.
(h) The SEC shall not have issued any unfavorable advisory report under Section 25(b) of the 1940 Act nor instituted any proceeding seeking to enjoin consummation of the Acquisition under
Section 25(c) of the 1940 Act.
(i) Neither party shall have terminated this Plan with respect to the Acquisition pursuant to Section 12 of this Plan.
9. Conditions to the Obligations of the Acquired Fund. The obligations of the Acquired Fund with respect to the Acquisition shall be subject to the following conditions precedent:
(a) The Acquired Fund shall have received an opinion of Ropes &
Gray, as counsel to ABT Value, in form and substance reasonably satisfactory to the Acquired Fund and dated as of the Closing Date, substantially to the effect that:
(1) AB Trust is a duly organized and validly existing unincorporated voluntary association with transferable shares existing under and by virtue of the laws of The Commonwealth of Massachusetts (commonly known as a Massachusetts business trust) and has the powers enumerated in its Agreement and Declaration of Trust, and ABT Value is a duly established series of AB Trust;
(2) AB Trust is an open-end management investment company registered under the 1940 Act;
(3) This Plan has been duly authorized, executed and delivered by AB Trust, on behalf of ABT Value and is a valid and binding obligation of AB Trust and ABT Value. However, the opinion referenced in this section 9(a)(2) shall be subject, inter alia, to such limitations as may be imposed by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, and by general principles of equity;
(4) The shares of ABT Value to be delivered as provided for by this Plan are duly authorized and upon their delivery as contemplated by this Plan will be validly issued, fully paid and non-assessable by AB Trust and ABT Value;
(5) The execution and delivery of this Plan did not, and the consummation of the Acquisition will not, violate the Agreement and Declaration of Trust or By-Laws of AB Trust, or any provision of any agreement known to such counsel to which AB
Trust or ABT Value is a party or by which AB Trust or ABT Value is bound; and
(6) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by AB Trust on behalf of ABT Value of the transaction contemplated in this Plan, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act.
In rendering such opinion, Ropes & Gray may (i) make assumptions regarding the genuineness of the signatures on all documents examined by them, the authenticity of all documents submitted to them as originals, and the conformity to their corresponding originals of all documents submitted to them as copies, without independent verification thereof, (ii) assume that this Plan has been duly authorized, executed and delivered by the Acquired Fund and constitutes the legal, valid and binding obligation of the Acquired Fund, (iii) limit such opinion to the laws of The Commonwealth of Massachusetts (not including securities laws or 'blue sky' laws) and the United States of America, and furthermore state that the opinions expressed therein do not purport to cover, and no opinion will be expressed with respect to, the applicability of any provision of state law comparable to
Section 548 of the United States Bankruptcy Code, (iv) define the word "knowledge" and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Plan, (v) rely on certificates of officers or Trustees of AB Trust as to factual matters, and (vi) assume that all documents filed with the SEC in connection with the transaction contemplated by this Plan comply and complied at all relevant times with the 1933 Act, the 1934 Act and the 1940 Act.
10. Conditions to the Obligations of ABT Value.  The obligations of
ABT Value with respect to the Acquisition shall be subject to the following conditions precedent:
(a) AB Trust shall have received a letter from Alliance Capital
Management L.P. in the form reviewed by its Trustees at their October
29-31, 2001 meeting providing for the indemnification of AB Trust in respect of certain types of undisclosed liabilities of AIF.
(b) ABT Value shall have received an opinion of Seward & Kissel
LLP, as counsel to the Acquired Fund, in form and substance reasonably satisfactory to ABT Value and dated as of the Closing Date, substantially to the effect that:
(1) The Acquired Fund is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is an open-end, management investment company registered under the 1940 Act;
(2) This Plan has been duly authorized, executed and delivered by the Acquired Fund and, assuming due authorization, execution and delivery of this Plan by AB Trust, represents a legal, valid and binding contract, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and further subject to the application of equitable principles in any proceeding, whether at law or in equity or with respect to the enforcement of provisions of the Plan and the effect of judicial decisions which have held that certain provisions are unenforceable when their enforcement would violate an implied covenant of good faith and fair dealing or would be commercially unreasonable or when default under the Plan is not material;
(3) The execution and delivery of this Plan did not, and the consummation of the Acquisition will not, violate the Agreement and Declaration of Trust of the Acquired Fund, its By-
Laws or any agreement of the Acquired Fund, known to such counsel, after reasonable inquiry; and
(4) No consent, approval, authorization or order of any federal or state court or administrative or regulatory agency is required for the Acquired Fund to enter into the Plan or carry out its terms, except those that have been obtained under the 1933 Act, the 1940 Act and the rules and regulations under those Acts or that may be required under state securities laws or subsequent to the Effective Time or when the failure to obtain the consent, approval, authorization or order would not have a material adverse effect on the operation of the Acquired Fund.
In rendering such opinion, Seward & Kissel LLP may (i) make assumptions regarding the authenticity, genuineness and/or conformity of documents and copies thereof without independent verification thereof, (ii) limit such opinion to applicable federal and state law, (iii) define the word "knowledge" and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Plan and (iv) rely on certificates of officers or Trustees of the Acquired Fund as to factual matters.
(c) Except to the extent prohibited by Rule 19b-1 under the 1940 Act, the Acquired Fund shall have declared a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing to the shareholders of the Acquired Fund substantially all of its investment company taxable income, if any (as defined in Code section 852), and all of its net capital gain, if any, (as defined in Code section 1222).
11. Survival of Representations and Warranties. No representations, warranties or covenants in or pursuant to this Plan (including certificates of officers) hereto shall survive the completion of the transactions contemplated herein.
12. Termination of Plan.  A majority of either Fund's Board of
Trustees may terminate this Plan with respect to that Fund at any time before the applicable Effective Time if: (i) the Fund's conditions precedent set forth in Sections 8, 9 or 10, as appropriate, are not satisfied; or (ii) the Board of Trustees determines that the consummation of the Acquisition is not in the best interests of the relevant Fund or its shareholders and gives notice of such termination to the other party.
13. Governing Law. This Plan and the transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal law, without regard to conflicts of law principles.
14. Brokerage Fees. Each party represents and warrants that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for in the Plan.
15. Amendments. The parties may, by agreement in writing authorized by their respective Boards of Trustees, amend this Plan at any time before or after the shareholders of the Acquired Fund approve the Acquisition.
However, after shareholders of the Acquired Fund approve the Acquisition, the parties may not amend this Plan in a manner that materially alters the obligations of either party. This Section shall not preclude the parties from changing the Closing Date or the Effective Time by mutual agreement.
16. Waivers. At any time prior to the Closing Date, either party may by written instrument signed by it (i) waive the effect of any inaccuracies in the representations and warranties made to it contained herein and (ii) waive compliance with any of the agreements, covenants or conditions made for its benefit contained herein. Any waiver shall apply only to the particular inaccuracy or requirement for compliance waived, and not any other or future inaccuracy or lack of compliance.
17. Indemnification of Trustees. On behalf of ABT Value, AB Trust will assume all obligations of the Acquired Fund to exculpate and indemnify its current and former Trustees and officers, acting in their capacities as such.
18. Cooperation and Further Assurances. Each party will cooperate with the other in fulfilling its obligations under this Plan and will provide such information and documentation as is reasonably requested by the other in carrying out the Plan's terms. Each party will provide such further assurances concerning the performance of its obligations hereunder and execute all documents for or in connection with the consummation of the Acquisition as, with respect to such assurances or documents, the other shall deem necessary or appropriate.
19. Updating of N-14 Registration Statement. If at any time prior to the Effective Time, a party becomes aware of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in the N-14 Registration Statement, the party discovering the item shall notify the other party and the parties shall cooperate in promptly preparing, filing and clearing with the SEC and, if appropriate, distributing to shareholders appropriate disclosure with respect to the item.
20. Limitation on Liabilities. The obligations of the Acquired Fund and ABT Value shall not bind any of the Trustees, shareholders, nominees, officers, employees or agents of the Acquired Fund or AB Trust personally or any series of AB Trust other than ABT Value, but shall bind only the Acquired Fund or ABT Value, as appropriate. The execution and delivery of this Plan by an officer of either party shall not be deemed to have been made by the officer individually or to impose any liability on the officer personally, but shall bind only the Acquired Fund or AB Trust, on behalf of ABT Value, as appropriate.
21. Termination of the Acquired Fund. If the parties complete the Acquisition, the Acquired Fund shall terminate its registration under the 1940 Act and liquidate and dissolve.
22. Notices. Any notice, report, statement, certificate or demand required or permitted by any provision of the Plan shall be in writing and shall be given in person or by telecopy, certified mail or overnight express courier to:
For the Acquired Fund:
Alliance International Fund
1345 Avenue of the Americas
New York, New York 10105
Attention:  Secretary
For ABT Value:
AllianceBernstein International Value Fund of Alliance AB Trust
1345 Avenue of the Americas
New York, New York 10105
Attention:  Secretary
23. Expenses. Each of AIF and Alliance Capital Management L.P. will bear 50% of all expenses incurred in connection with this Agreement and Plan of Acquisition and Liquidation, and all transactions contemplated hereby, whether or not the Acquisition is consummated, except for the expenses incurred in connection with any realignment of AIF's portfolio pursuant to
Section 4(c) of this Agreement.
24. General. This Plan supersedes all prior agreements between the parties with respect to the subject matter hereof and may be amended only in writing signed by both parties. The headings contained in this Plan are for reference only and shall not affect in any way the meaning or interpretation of this Plan. Whenever the context so requires, the use in the Plan of the singular will be deemed to include the plural and vice versa. Nothing in this Plan, expressed or implied, confers upon any other person any rights or remedies under or by reason of this Plan. Neither party may assign or transfer any right or obligation under this Plan without the written consent of the other party

In Witness Whereof, the parties hereto have executed this Plan as of the day and year first above written.
Alliance International Fund
Attest:
___________________________       By:_________________________
Name:  Mary Ann Milley            Name:  Edmund P. Bergan, Jr.
Title: Notary Public              Title: Secretary
                                  AllianceBernstein International Value
                                  Fund of AllianceBernstein Trust
Attest:
___________________________       By:_________________________
Name:  Mary Ann Milley            Name:  Edmund P. Bergan, Jr.
Title: Notary Public              Title: Secretary

Accepted and agreed with respect to Section 23 only:

Alliance Capital Management L.P.

By: Alliance Capital Management Corporation, its General Partner

By: _____________________________
Name:  John D. Carifa
Title: President